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                                                                  EXHIBIT 11 (A)

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                                                              SIX MONTHS ENDED FEBRUARY 28,
                                                              ------------------------------
                                                                  1997             1996
                                                              -------------    -------------
                                                                      (IN THOUSANDS
                                                                    EXCEPT SHARE DATA)
Net earnings................................................     $   16,378       $   20,842
Weighted average number of shares outstanding...............     15,060,105       15,074,448
Dilutive effect of stock option and purchase plans, after
  application of treasury stock method......................        340,630          224,133
Shares used in calculating primary net earnings per share...     15,400,735       15,298,581
Earnings per share..........................................     $     1.06       $     1.36

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* Fully diluted earnings per share are identical to primary earnings per share.